Exhibit 99.1

NEWS RELEASE

DATE:	December 21, 2006 10:00 a.m. E.S.T
CONTACT:	James L. Saner, Sr., President and CEO
MainSource Financial Group, Inc. 812-663-0157

Stock Dividend Declared MainSource Financial Group — NASDAQ, MSFG

James L. Saner, Sr., President & Chief Executive Officer, announced today that MainSource Financial Group’s Board of Directors has approved a five percent stock dividend to be paid on January 16, 2007 to shareholders of record as of December 31, 2006.  The Company recently announced its sixty-fifth consecutive quarterly cash dividend and has paid increased cash dividends on an annual basis for the last eighteen years.

Mr. Saner stated, “MainSource Financial Group has continued to sustain solid returns for our shareholders over the past several years.  In addition to the consecutive quarterly cash dividends, MainSource Financial Group’s stock price has remained steady over the course of the year.  Investors in MainSource Financial Group have enjoyed consistent rewards and our goal is to ensure that this trend continues.”

Following the stock dividend, MainSource Financial Group will have approximately 18.8 million shares outstanding.  Fractional shares resulting from the stock dividend will be paid in cash.

MainSource Financial Group, Inc., headquartered in Greensburg, Indiana is listed on the NASDAQ National Market (under the symbol: “MSFG”) and is a community-focused, financial holding company with assets of approximately $2.4 billion. The Company operates 68 offices in 30 Indiana counties, six offices in three Illinois counties, and six offices in two Ohio counties through its five banking subsidiaries, MainSource Bank, Greensburg, Indiana, MainSource Bank - Illinois, Kankakee, Illinois, MainSource Bank - Crawfordsville, Crawfordsville, Indiana, MainSource Bank - Hobart, Hobart, Indiana, and MainSource Bank - Ohio, Troy, Ohio. Through its non-banking subsidiaries, MainSource Insurance LLC, MainSource Title LLC, and MainSource Mortgage LLC, the Company and its banking subsidiaries provide various related financial services.

Forward-Looking Statements

Except for historical information contained herein, the discussion in this press release may include certain forward-looking statements based upon management expectations. Factors which could cause future results to differ from these expectations include the following: general economic conditions; legislative and regulatory initiatives; monetary and fiscal policies of the federal government; deposit flows; the costs of funds; general market rates of interest; interest rates on competing investments; demand for loan products; demand for financial services; changes in accounting policies or guidelines; changes in the quality or composition of the Company’s loan and investment portfolios; the Company’s ability to integrate acquisitions; the impact of our continuing acquisition strategy; and other risks detailed in our reports filed with the Securities and Exchange Commission.

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